                                                                   EXHIBIT 10.19

                   FIRST AMENDMENT TO ASSIGNMENT AND AGREEMENT

This FIRST AMENDMENT TO ASSIGNMENT AND AGREEMENT (this "First Amendment") is made and entered into EFFECTIVE as of March 30, 2002, by and between THOMAS H. HEBERT ("Assignor"), an individual residing in Lutz, Florida; GLOBAL ENERGY & ENVIRONMENTAL RESEARCH, INC. ("GEER"), a Florida corporation; and GLOBAL ENERGY GROUP, INC. ("Assignee"), a Delaware corporation.

                              W I T N E S S E T H:

For and in consideration of the mutual promises and covenants herein contained and the mutual advantages accruing to Assignor and Assignee, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. BACKGROUND. Assignor and GEER entered into that certain Assignment & Agreement identified on Exhibit A to this First Amendment (the "Original Agreement"). For the purposes of this First Amendment, each capitalized term appearing in this First Amendment shall have the definition applicable to such term in the First Amendment, unless the context in which such term is used in this First Amendment clearly indicates otherwise. Assignee has assumed the operations of GEER, and accordingly the parties have agreed that Assignee should be substituted for GEER under the Original Agreement. In addition, the parties have agreed that certain terms of the Original Agreement shall be modified.

2. ASSIGNMENT, ASSUMPTION AND SUBSTITUTION. GEER does hereby assign to Assignee all its right, title and interest in, to and under the Original Agreement, and Assignor does hereby consent and agree to such assignment. Assignor, Geer and Assignee further agree that (i) Assignee is hereby substituted for GEER under the Original Agreement, as if Assignor and Assignee were the original parties to the Original Agreement, (ii) Assignee does hereby accept, assume and agree to pay and perform, as and when due, and as if Assignee had been an original party to the Original Agreement, all obligations of GEER and all obligations of the party designated "Assignee" under the Original Agreement, (iii) GEER is hereby released from, is no longer a party to, and shall have no further liability or obligation under or with respect to the Original Agreement. Geer does hereby grant, bargain, assign and transfer to Assignee all its right, title and interest in, to and under all Assigned Products and all Assignor Patent Rights.

3. ELIMINATION OF INITIAL ROYALTY PAYMENTS. Until April 1, 2004, the royalty rate under the Original Agreement shall be 0%, and the minimum annual royalty shall be $0, and no royalty or other payment shall be due or payable under the Original Agreement until on or after April 1, 2004. All royalty percentages and minimum annual royalty amounts for periods beginning on or after April 1 2004 shall be as set forth in the Original Agreement. Notwithstanding anything to the contrary, however, (i) this Section 3 shall not apply as to any Assigned Product during any period during which any person or entity not affiliated with Assignee has the right, by way of a license by Assignee to such person or entity, to manufacture, market and sell such Assigned Product, and (ii) if Assignee sells all or substantially all of its right, title and interest in, to and under an Assigned Product and the related Assignor Patent Rights to any person or entity not affiliated with Assignee, then this Section 3 shall not thereafter apply as to such Assigned Product.

4. ADJUSTMENT IN ROYALTY RATES. Every reference in the Original Agreement to "five percent" or "5%" is amended to read "three percent" or "3%," respectively.

5. DEFINITION OF "GROSS SALES PRICE." The definition in the Original Agreement of "Gross Sales Price" in Paragraph 1.6 of the Original Agreement is amended by the addition of the following at the end of such definition:

          "When an Assigned Product is included as part of an Assignee Product containing, incorporating or including products and materials other than Assigned Products, any royalty or other amount payable under this Assignment and Agreement shall be payable only with respect to the portion of the Gross Sales Price for such Assignee Product allocable to the included Assigned Product(s). The Gross Sales Price allocable to such included Assigned Product(s) shall be the cost of such Assigned Product(s) increased by the markup on the entire Assignee Product.
         Example: ASSIGNEE sells a 10-ton package rooftop unit containing an Assigned Product for $5,000. The cost of the entire package is $3,846, meaning that the package is sold with a 30% markup. The aggregate cost of the Assigned Product(s) included in the system is $540. Accordingly the "Gross Sales Price" of such Assigned Product(s) in this example would be $702. For the purposes of this paragraph, (i) "Assignee Product" means and includes any item, product, system and/or package, and/or any collection or aggregation of items, products, systems and/or packages, marketed and either licensed or sold by ASSIGNEE, (ii) any reference to the "cost" of an Assignee Product or any element, component, part or portion of an Assignee Product means the cost thereof to ASSIGNEE (or other person selling such Assignee Product) as reflected on the books and records of the seller, and (iii) any reference to the "markup" on, of or with respect to any Assignee Product means the excess, if any, of the gross selling price of such Assignee Product over the cost thereof, divided by such cost, expressed as a percentage." With respect to any Assigned Product or Assignee Product sold by any Licensee, royalties and other amounts are payable under this Assignment and Agreement only with respect to the amounts actually received by ASSIGNEE and not with respect to the amounts received by the Licensee.

Every reference in the Original Agreement to the capitalized term "Gross Selling Price" is amended to read "Gross Sales Price."

6. DOCUMENTATION. Each party, at its own expense and without further consideration, will execute and deliver such other documents, and take such other action, as may be necessary or appropriate in order to consummate more effectively the transactions contemplated hereby, including in particular as necessary or appropriate to effectuate the transfer of all Assigned Products and all Assignor Patent Rights to Assignee.


FIRST AMENDMENT TO ASSIGNMENT AND AGREEMENT                             PAGE 2

7. EFFECT OF AMENDMENT; NO OTHER MODIFICATION. This First Amendment together with the Original Agreement constitute the entire agreement between Assignor and Assignee as to the subject matter of the Original Agreement and this First Amendment, and there are no other agreements, understandings, restrictions, warranties or representations between the parties relating to such subject matter. To the extent that the Original Agreement is inconsistent with the terms of this First Amendment, it is superseded and controlled by this First Amendment. Any provision of the Original Agreement inconsistent with this First Amendment is hereby amended to be consistent with this First Amendment. Other than as amended by this First Amendment, the Original Agreement remains in full force and effect, and, except as modified by this First Amendment, the terms and provisions of the Original Agreement are hereby ratified and affirmed.

8. COUNTERPARTS AND FACSIMILE. This First Amendment may be executed in two counterparts, each of which shall be considered an original, but both of which together shall constitute one and the same instrument, and shall become effective when each of the parties has executed at least one of the counterparts even if both parties have not executed the same counterpart. The parties expressly acknowledge and agree that the printed product of a facsimile transmittal shall be deemed to be "written" and a "writing" for all purposes of the Original Agreement and this First Amendment.


FIRST AMENDMENT TO ASSIGNMENT AND AGREEMENT                             PAGE 3

IN WITNESS WHEREOF, the parties hereto have set their hands and seals to indicate that each of them does fully understand and agree with and to the foregoing.



                                              /s/ Thomas H. Hebert
                                     ------------------------------------------
                                     THOMAS H. HEBERT
                                     ("Assignor")


                                     GLOBAL ENERGY GROUP, INC.
                                     ("Assignee")


                                     By:      /s/ Joseph H. Richardson
                                         --------------------------------------
                                     Name:             Joseph H. Richardson
                                           ------------------------------------
                                     Title:            President
                                            -----------------------------------


                                     GLOBAL ENERGY & ENVIRONMENTAL
                                     RESEARCH, INC.
                                     ("GEER")


                                     By:      /s/ Joseph H. Richardson
                                         --------------------------------------
                                     Name:             Joseph H. Richardson
                                           ------------------------------------
                                     Title:            President
                                            -----------------------------------



FIRST AMENDMENT TO ASSIGNMENT AND AGREEMENT                             PAGE 4

                                    EXHIBIT A
                      IDENTIFICATION OF ORIGINAL AGREEMENT


DATE OF ORIGINAL AGREEMENT:

         January 4, 2001



"ASSIGNED PRODUCT" UNDER ORIGINAL AGREEMENT:

         Flash gas and Superheat Eliminator for Evaporators And Method Therefor as disclosed and claimed in the United States Patent Application dated November 13, 2000 and any improvements thereon that are dominated by this U. S. Patent Application



RELATED PATENT OR PATENT APPLICATION NOS. (IF ANY):

         U. S. Patent Application # 09/711,583



FIRST AMENDMENT TO ASSIGNMENT AND AGREEMENT                             PAGE 5

                            ASSIGNMENT AND AGREEMENT

         This is an Assignment and Agreement, dated this 4th day of January, 2001, by and between Thomas H. Hebert of 1340 Eastwood Drive, Lutz, Florida 33549 (hereinafter "ASSIGNOR") and Global Energy Environmental Research, Inc., a State of Florida corporation, having its mailing address at 15445 N. Nebraska Ave., Lutz, Florida 33549 (hereinafter "ASSIGNEE").

                             ARTICLE I - DEFINITIONS

1.1 "Assigned Product" shall mean the Flash gas and Superheat Eliminator for Evaporators And Method Therefor as disclosed and claimed in the United States Patent Application dated November 13, 2000 and any improvements thereon that are dominated by this U.S. Patent Application.

1.2 "Assignor Patent Rights" shall mean the U.S. Patent Application filed on November 13, 2000 and referenced as the Flash Gas and Superheat Eliminator or any additional patent applications filed on any improvements of the Assigned Product, all U.S. patents issuing thereon, and any corresponding foreign patents and patent applications throughout the world, where and if GEER elects to provide the necessary funding to secure international patents, which lay claim convention priority upon, or is dominated by, such United States patent or patent application.

1.3 "Licensee" shall mean any entity, whether a partnership, firm, company, corporation or otherwise to which ASSIGNEE grants a license under Assignor's Patent Rights.

1.4 "Valid Claim" shall mean any claim in any patent application that is allowed, resulting in an issuance of a United States Letters of Patent or any patent not yet expired included in the Assignor Patent Rights in the respective countries which has not been denied, nor invalidated by a decree of a Tribunal of competent jurisdiction, from which no further appeal is available.

1.5 "Commercially Exploited" shall mean the use, sale, lease or other activity serving to generate income on the Assigned Product.

1.6 "Gross Sales Price" shall mean the gross selling price received by Assignee and its Licensees of the Assigned Product, F.O.B. factory, without any deductions for cash discounts, including retail, wholesale and direct sales by mail order.

                        ARTICLE II - ASSIGNMENT OF RIGHTS

2.1 ASSIGNOR hereby assigns to ASSIGNEE all of the Assignor Patent Rights throughout the world.

2.2 The assignment granted under Paragraph 2.1 of this Article II includes the right to grant licenses to import, make, have made, use and sell the Assigned Product throughout the world. ASSIGNEE shall give written notice to ASSIGNOR with respect to each license granted by the ASSIGNEE.

                            ASSIGNMENT AND AGREEMENT

2.3 The assignment of rights hereunder is limited to those rights included in Assignor Patent Rights.

                              ARTICLE III - ROYALTY

3.1 In consideration of the Assignment of Paragraph 2.1 of Article II, Assignee shall pay Assignor, royalties as set forth in Paragraph 3.2 of this Article III.

3.2 ASSIGNEE agrees to pay ASSIGNOR an accrued royalty in the amount of five percent (5%) of the Gross Selling Price for each product manufactured, distributed, sold, etc. that is covered by/under, or becomes covered by a Letters of Patent, derived or accomplished by the Patent Application set forth in Paragraph 1.1 of Article I. To the extent ASSIGNEE grants a license to a third party under Assignor Patent Rights and receives royalties or other remuneration therefor, then ASSIGNEE agrees to pay ASSIGNOR five percent (5%) of such royalties and/or license fees.

3.3 No royalty shall be paid twice on the same Assigned Product and any customer or ASSIGNEE or its Licensees is entitled to resale or export the Assigned Product anywhere in the world without the payment of additional royalties.

3.4 Royalties will accrue on each product manufactured, distributed, or sold that is covered by/under a Patent Pending Application. Royalties will not be paid or disbursed until such time as the actual Patent has issued. In the event that a Patent Application is; a) abandoned, b) allowed no claims, c) rejected, or d) determined to be without the ability to file arguments that would result in Valid Claims, then no royalty would be paid, and all royalties accrued would revert to ASSIGNEE. In the event a Patent Application results in an issuance of a United States Letter of Patents, then all accrued royalties will be dispersed in accordance with Paragraphs 6.1 and 6.2 of Article VI.

3.5      Minimum Annual Royalties are as follows:

         Upon and from the date of Patent Issuance -

         Year One -                 0
         Year Two -                 0
         Year Three -               $ 10,000.00
         Year Four -                $ 25,000.00
         Year Five -                $ 40,000.00
         Year Six -                 $ 60,000.00
         Year Seven -               $ 75,000.00

         Every Year Thereafter Until the Expiration of the Letters of Patent - $ 100,000.00

                            ASSIGNMENT AND AGREEMENT

                    ARTICLE IV - COMMERCIAL EXPLOITATION AND
                               PATENT PROSECUTION

4.1 ASSIGNEE shall use reasonable efforts to COMMERCIALLY EXPLOIT the Assigned Product.

4.2 ASSIGNEE shall have control of the preparation and prosecution of all pending patent applications, in respect to the aforementioned patents as covered in the Assigned Product and any pending patent applications, in respect to the aforementioned patent application as covered in the Assigned Product, included within Assignor Patent Rights.

4.3 ASSIGNEE shall pay for the expenses and costs relating to such preparation and prosecution of those applications contemplated by Paragraph 4.2 of the Article IV.

4.4 ASSIGNEE shall pay for any taxes, annuities, maintenance fees, renewal and extension charges, and other out-of-pocket expenses, and related legal fees, in connection with any patent or patent applications included within the Assignor's Patent Rights.

4.5 Should ASSIGNEE decided, in its sole and absolute discretion, to abandon any pending patent application or to stop paying for the expenses and costs contemplated by Paragraphs 4.3 and 4.4, ASSIGNEE shall so notify ASSIGNOR to allow ASSIGNOR the opportunity to assume prosecution of the pending patent application and to begin paying for all of the expenses and costs.

                               ARTICLE V - RECORDS

5.1 ASSIGNEE shall submit or cause to be submitted to ASSIGNOR within one month following each semi-annual period (six months) a report setting forth (1) the number and (2) the Gross Sales Price of the Assigned Product, which ASSIGNEE has Commercially Exploited and (3) the amount of licensing royalties and remuneration received during that semi-annual period and which have not been previously reported.

5.2 ASSIGNEE agrees to keep books and records of account pertaining to Paragraph 5.1 of this Article V in such a manner as to permit the correctness and accuracy of any of the reports rendered in compliance with Paragraph 5.1 of this Article V to be ascertained. ASSIGNEE shall permit so much of the books and records thereof as pertain to the subject matter of this Assignment and Agreement to be confidentially inspected by a certified public accountant or ASSIGNOR'S designate, during ordinary business hours, but not more than once each semi-annual period, to confirm the correctness and accuracy of the reports rendered under Paragraph 5.1 of this Article V.

                            ASSIGNMENT AND AGREEMENT

                              ARTICLE VI - PAYMENTS


6.1      ASSIGNEE agrees to pay the amounts contemplated by Paragraph 3.2 of
         Article III, semi-annually on a calendar basis and, within one month following each semi-annual calendar period and shall tender such payments to ASSIGNOR concurrently with the reports contemplated by Paragraph 5.1 of Article V.

6.2 ASSIGNEE agrees to pay the amounts contemplated by Article III at ASSIGNOR address listed hereinabove, or at such other places as ASSIGNOR may specify from time to time, in United States dollars and through a United States bank designed by ASSIGNOR.


                     ARTICLE VII - VALIDITY AND INFRINGEMENT


7.1 In the event that a Valid Claim of the patent included in Assignor Patent Rights is finally held to be invalid or limited in scope by a court of competent jurisdiction from which appeal can no longer be taken, ASSIGNEE from the date of entry of the decision of such Court, shall be permanently relieved to the extent of such holding of invalidity or limitation of scope as to the obligation to pay accrued royalties on the Assigned Product in accordance with Paragraph 3.2 of
         Article III, provided that such Assigned Product is not covered by another Valid Claim on one or more patents coming with Assignor Patent Rights assigned hereunder which have not been held to be invalid or limited in scope as provided herein.

7.2 In the event ASSIGNOR and ASSIGNEE agree that a particular Assigned Product or the use thereof does not infringe a particular Valid Claim of any patent included in Assignor Patent Rights, ASSIGNEE shall thereafter be permanently relieved, with respect to any Assigned Product or use thereof which is the same as the Assigned Product or use thereof, agreed not to be infringed from the Assigned Product, the obligation of making further payments to ASSIGNOR which might otherwise be due under Paragraph 3.2 of Article III, such relief to be effective as of the date of entry, of such date, of such agreement; provided however, that the Assigned Product is not covered by another Valid Claim of one or more patents within Assignor Patent Rights which have not been held or agreed not to be infringed as provided, herein.

7.3 ASSIGNEE may, in its own name, bring or prosecute infringement suits against others who are infringing the patents within Assignor Patent Rights and shall be entitled to all recovery therefrom. ASSIGNEE shall have the full and sole right to control such or other proposed litigation and may discontinue any such suit or proposed litigation at any time upon giving thirty (30) days written notice of its intent to do so, to ASSIGNOR. ASSIGNOR may at their option, thereafter elect to continue such suit or other litigation at its own expense as evidenced by written notice to

                            ASSIGNMENT AND AGREEMENT

         ASSIGNEE, and in such event, ASSIGNOR shall be entitled to all recovery therefrom, but shall keep ASSIGNEE fully advised of the progress of such continued suit or other litigation.

7.4 It is mutually agreed between the parties nothing herein contained shall be construed to require either party to expend money in litigation or in the enforcing of Assignor Patent Rights unless it so elects and in the event a party proceeds with litigation in the name of the other party any cause in which such other party is not voluntarily a party, as evidenced by written notice, such party shall and agrees to hold harmless the other party from any and all liabilities arising thereunder, including, but not limited to, attorneys fees, court costs, and damages arising out of counterclaims, cross claims and the like.

7.5 ASSIGNOR represents that he is unaware of any rights of others which would be infringed by the Commercial Exploitation of the Assigned Product.

                               ARTICLE VIII - TERM

8.1 This Assignment and Agreement shall become effective upon mutual execution hereof and shall continue in effect until the expiration of the last to expire of the patent in Assignor Patent Rights coming hereunder.

8.2 If ASSIGNEE shall have failed in the performance of any of its covenants under this Assignment and Agreement, including the payment of royalties contemplated by Paragraph 3.2 of Article III, ASSIGNOR may terminate this Assignment and Agreement provided (a) ASSIGNOR provides ASSIGNEE written notice listing the specific failure of performance,
         (b) ASSIGNEE fails to cure such failure of performance within forty-five (45) days following its receipt of such notice, and (c) the default is in fact existing. Should a dispute arise over whether the default is in fact existing, ASSIGNEE may institute arbitration proceedings contemplated by Paragraph 11.3 of Article XI within the forty-five (45) day cure period whereupon termination shall be held in abeyance pending a decision of the arbitrator(s).

8.3 ASSIGNEE may terminate this Assignment and Agreement at any time, provided however, a forty-five (45) day written notice of ASSIGNEE'S intent to terminate this Assignment and Agreement is tendered to ASSIGNOR at the address contained herein.

8.4 Termination of this Assignment and Agreement shall not relieve either party of its obligations incurred up to the date of termination.

                            ASSIGNMENT AND AGREEMENT

8.5 Upon termination, the rights listed in Assignor Patent Rights transferred hereunder shall revert to ASSIGNOR.



                              ARTICLE IX - MARKING

9.1 ASSIGNEE agrees that each and every Assigned Patent commercially exploited by it hereunder covered by Assignor Patent Rights shall be marked with the statutory patent marking, or if it is not practical to mark the Assigned Product, to mark the container in which they are commercially exploited. ASSIGNEE further agrees to secure similar commitments from its Licensees.

                               ARTICLE X - NOTICE

10.1 Any notice or communication required or permitted hereunder shall be deemed to be duly given when sent by certified mail, return receipt requested, to the last known address of the other party.

10.2 Until otherwise notified in writing, the addresses of the parties hereto for purposes of such notice or communications are as set forth on page one of this Assignment and Agreement.

                           ARTICLE XI - MISCELLANEOUS

11.1 This Assignment and Agreement shall enure to the benefit of and be binding upon ASSIGNEE and may be transferred to or assigned by ASSIGNEE without the written consent of ASSIGNOR.

11.2 If at any time either party hereto shall elect not to assert its rights under any provision of this Agreement and Assignment in the event of breach of said provision by the other party, its action or lack of action in that respect shall not be construed as its continuing waiver of its rights under such provision or under any other provision of this Assignment and Agreement.

11.3 This Assignment and Agreement shall be construed under and in accordance with the laws of the State of Florida. Any controversy or claim arising out of this Assignment and Agreement or a breach or alleged breach thereof shall be settled by (a) arbitration in accordance with the rules of the American Arbitration Association ("AAA"), such arbitration to take place in Tampa, Florida, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, or (b) a mutually agreed upon, licensed, State of Florida certified attorney, who will sit as the designated arbitrator and any judgment or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party agrees that any action or proceeding that may be brought in connection with this Assignment and Agreement must be brought against each party in the Federal Court of the Middle

                            ASSIGNMENT AND AGREEMENT

         District of Florida in Tampa and each party hereto hereby consents and shall not oppose for any reason such jurisdiction and venue.

11.4 In the event any Article or part thereof contained in this Assignment and Agreement is declared invalid or unenforceable by final judgment or decree of the arbitrators or by a court of competent jurisdiction from which no appeal is taken, all other Articles and parts thereof contained in this Agreement and Assignment shall remain in full force and effect and shall not be affected thereby.

11.5. This Assignment and Agreement shall supercede all prior written and oral agreement between the parties. No changes, modifications, or amendments shall be effective unless in writing and executed by both parties hereof with the same formality as this Assignment and Agreement.

THOMAS H. HEBERT

I, Thomas H. Hebert, have executed this document by my own free will for the purposes set forth herein.

/s/ Thomas H. Hebert                                             1/4/01
---------------------                                            ------
  Thomas H. Hebert                                                 Date

I, Eugene L. Cornett, have personally witnessed Mr. Thomas H. Hebert having executed this document.

/s/ Eugene L. Cornett                                                 1/4/01
----------------------                                                ------
     Witness                                                           Date

GLOBAL ENERGY ENVIRONMENTAL RESEARCH, INC.

I/We, representing Global Energy Environmental Research, Inc., have executed this document by my/our own free will for the purposes set forth herein.

/s/ Richard E. Wiles                                                 1/4/01
---------------------                                                -------
Global Energy & Environmental Research, Inc.                           Date


By:  /s/ Richard E. Wiles
     --------------------
           Richard E. Wiles
Its:  President and Chief Executive Officer

I, Eugene L. Cornett, have personally witnessed Mr. Richard E. Wiles having executed this document.

/s/ Eugene L. Cornett                                                   1/4/01
----------------------                                                  ------
      Witness                                                            Date